UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL BARRIER TECHNOLOGY INC.

 (Exact Name of Registrant as Specified in Its Charter)

British Columbia	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

510 4th Street North

 P.O. Box 379

Watkins, Minnesota, 55389

(Address of Principal Executive Offices)

2005 STOCK OPTION PLAN

 (Full Title of the Plan)

International Barrier Technology Inc.

510 4th Street North

Watkins, Minnesota, 55389

(Name and address of agent for service)

320-764-5797

(Telephone number, including area code, of agent for service)

With Copies to:

Morton & Company

Barristers & Solicitors

c/o Edward L. Mayerhofer

#1200 – 750 West Pender Street

Vancouver, British Columbia, V6C 2T8

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filed [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2005 Stock Option Plan
Common Shares	250,000	$0.55(2)	$137,500	$9.80
	40,000	$0.09(2)	$3,600	$0.26
	3,640,000	$0.12(2)	$436,800	$31.14
	511,492	$0.24(3)	$122.758	$8.75
TOTAL	4,441,492			$49.95

(1)

Consists of common shares of the Registrant issued or to be issued or delivered on exercise of stock options under the Registrant’s 2005 Stock Option Plan.  Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar events.

(2)

Represents the exercise price of options granted pursuant to the Registrant’s 2005 Stock Option Plan, which are outstanding and unexercised as at the date of this Registration Statement.

(3)

Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended, for options not yet granted under the Registrant’s 2005 Stock Option Plan, and based upon the average of the high and low trading prices for the common shares of the Registrant as reported on the TSX Venture Exchange on April 19, 2010.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 4,441,492 shares of common stock, without par value (the “Shares”) of the Registrant that may be offered and sold under the Registrant’s 2005 Stock Option Plan (the “Plan”).   The terms of the Plan provide that the number of Shares issuable pursuant to the Plan will be a maximum of 10% of the issued and outstanding Shares of the Registrant at the date of granting the stock option.

The contents of the Registrant’s previously filed Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on February 28, 2006 (Registration No. 333-132088) is hereby incorporated by reference herein to the extent not otherwise amended or superseded by the contents hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.   EXHIBITS.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit table in Item 601of Regulation S-K):

4.1

Articles(1)

5.1

Opinion of Morton & Company

10.1

International Barrier 2005 Stock Option Plan(1)

23.1

Consent of BDO Dunwoody LLP, Chartered Accountants

23.2

Consent of Counsel (see Exhibit 5.1).

(1)  Incorporated by reference from the Registrant’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (File No. 333-132088) on February 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, International Barrier certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 20th day of April, 2010.

INTERNATIONAL BARRIER TECHNOLOGY INC.

(Registrant)

By:

/s/ David J. Corcoran

David J. Corcoran

CFO and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title

Date

/s/ Michael D. Huddy

April 20, 2010

Michael D. Huddy

President, CEO and Director

/s/ David J. Corcoran

April 20, 2010

David J. Corcoran

CFO and Director

/s/ Victor A. Yates

April 20, 2010

Victor A. Yates

Director

/s/ Craig Roberts

April 20, 2010

Craig Roberts

Director